UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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The Timken Company

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Notice of

2018 Annual Meeting

of Shareholders and

Proxy Statement

THE TIMKEN COMPANY

North Canton, Ohio U.S.A.

John M. Timken, Jr. Chairman – Board of Directors The Timken Company 4500 Mt. Pleasant Street, NW North Canton, OH 44720

March 19, 2018

Dear Fellow Timken Shareholder:

The 2018 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 8, 2018, at 10:00 a.m. local time at the corporate offices of the company in North Canton, Ohio.

This year, you are being asked to act upon three matters. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2018 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong participation and support of our shareholders over the years and look forward to a similar vote of support at the 2018 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.

Chairman – Board of Directors

Enclosure

Engineered Bearings | Mechanical Power Transmission Products | Industrial Services

THE TIMKEN COMPANY

North Canton, Ohio

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

The 2018 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 8, 2018, at 10:00 a.m. local time, at 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, for the following purposes:

1.	Election of 12 Directors to serve for a term of one year;

2.	Approval, on an advisory basis, of our named executive officer compensation;

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018; and

4.	Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 20, 2018 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2018 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2018 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

Thank you for your continued support of The Timken Company.

Carolyn E. Cheverine Executive Vice President, General Counsel and Secretary

March 19, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Shareholders to be held on May 8, 2018: This Proxy Statement and our 2017 Annual Report to Shareholders are available on the Investors section of our website http://investors.timken.com. For directions to the 2018 Annual Meeting of Shareholders, you may call 234-262-3000.

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2018 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 8, 2018 at 10:00 a.m. local time

Location:	The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720

Record Date:	February 20, 2018

Mail Date:	The approximate date our Proxy Statement and proxy card will be first sent or given to our shareholders is March 19, 2018.

Voting Matters and Board Voting Recommendations

Proposal	Board Recommendation	Page Reference

1. Election of 12 directors to serve for a term of one year.	✓ FOR	7

2. Approval, on an advisory basis, of our named executive officer compensation.	✓ FOR	25

3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018.	✓ FOR	61

Director Nominees

See Proposal No. 1 on page 7 of the Proxy Statement for more details on the 12 nominees for Director. The following information describes the background and experience of each nominee as of March 1, 2018.

				Committee Memberships

Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Governance	Other Public Boards

Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	58	2014	✓		✓	✓ *	–

Elizabeth A. Harrell Retired Major General, U.S. Air Force	64	2017	✓	✓		✓	–

Richard G. Kyle President and Chief Executive Officer, The Timken Company	52	2013					1

John A. Luke, Jr. Chairman, WestRock Company	69	1999	✓		✓ *	✓	3

Christopher L. Mapes Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.	56	2014	✓	✓	✓		1

James F. Palmer Retired Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation	68	2015	✓	✓	✓		–

Ajita G. Rajendra Chairman and Chief Executive Officer, A. O. Smith Corporation	66	2014	✓	✓	✓		2

Joseph W. Ralston Vice Chairman, The Cohen Group	74	2003	✓ **	✓	✓	✓	1

Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	57	2003	✓	✓ *		✓	1

John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	66	1986	✓ ***				–

Ward J. Timken, Jr. Chairman, Chief Executive Officer and President, TimkenSteel Corporation	50	2002					1

Jacqueline F. Woods Retired President, AT&T Ohio	70	2000	✓		✓	✓	1

 * Denotes committee chair

 ** Denotes Lead Director

 *** Denotes Independent Chairman of the Board

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 20 of the Proxy Statement for more details.

Board Independence	✓ 10 of 12 Director nominees are independent ✓ Independent Chairman of the Board and an independent Lead Director

Director Elections

✓ Commitment to Board refreshment and diversity – 5 new independent Directors added since 2014

✓ Declassified Board with annual Board elections

✓ Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices

✓ Share ownership requirements for nonemployee Directors (5x cash retainer)

✓ Executive sessions of independent Directors are conducted at each Board meeting

✓ Annual Board, Committee and Director evaluations

✓ Over-boarding policy limits the number of public company boards a Director can serve on

Shareholder Rights	✓ Shareholder proxy access with 3/3/20/20 parameters ✓ Special Meetings may be called by shareholders holding 25% of the Company’s common shares

Other Best Practices	✓ Annual advisory vote on our named executive officer compensation ✓ Code of Conduct for Directors, officers and employees

2017 Performance Highlights

Timken performed well in 2017, both year-over-year and as compared against the global bearing industry and its industrial peers. We profitably grew the Company in 2017, increasing revenue 12.5% to $3 billion. We achieved earnings per diluted share of $2.58 and adjusted earnings per diluted share of $2.631, up approximately 45% and approximately 23%, respectively, from the prior year. We also continued to create significant shareholder value by delivering a total shareholder return (“TSR”) of 26.8% in 2017, higher than the S&P 500 index and only slightly below our peer median over the same period. Over the past 10 years, our average annual TSR exceeds both the S&P 500 index and our peer median. Additionally, we increased and paid out our 382nd consecutive quarterly dividend, continuing one of the longest active streaks on the New York Stock Exchange (“NYSE”). We also improved our return on invested capital (“ROIC”) year-over-year.

We achieved these results through the disciplined execution of our strategy, which is focused on driving organic growth in our core business by leading in product technology, innovation and service; improving our business performance and expanding margins through operational excellence initiatives; and deploying our cash flow and capital to drive strong returns for our investors.

In 2017, we strengthened our global leadership position in tapered roller bearings and grew our offering in industrial bearings. We also significantly expanded our mechanical power transmission portfolio and geographic reach, completing three acquisitions during the year. The acquisitions of Torsion Control Products, Groeneveld Group and PT Tech advanced our position in industrial couplings and lubrication systems and introduced industrial clutches and brakes to the Timken portfolio. Our majority-owned subsidiary, Timken India Ltd., also entered into a definitive agreement to acquire ABC Bearings Ltd. to strengthen our position in the growing India bearing market. This transaction is expected to close in the first half of 2018.

See page 27 of the Proxy Statement for more details.

Return to Shareholders

*Total Shareholder Return for the Company was calculated on an annualized basis, assumes quarterly reinvestment of dividends and takes into account the value of TimkenSteel Corporation (“TimkenSteel”) common shares distributed in the spinoff of TimkenSteel from the Company that was completed on June 30, 2014 (the “Spinoff”).

**See page 32 of the Proxy Statement for the companies that are included in the compensation peer group for 2017.

1 See Appendix A for reconciliation of adjusted earnings per share to its most directly comparable generally accepted accounting principle (“GAAP”) equivalent.

2017 Executive Compensation Practices

We design our executive compensation plans and program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 27 of the Proxy Statement for more details.

Objectives

Our executive compensation program is designed to:

•  Align the interests of our executives and shareholders

•  Reward for sustained, strong business results

•  Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

•  Recognizing that people are our most important asset

•  Rewarding results linked to both short- and long-term performance (pay-for-performance)

•  Positioning our pay to be competitive in the marketplace

•  A focus on increasing shareholder value

What We Do
✓ Share ownership requirements for executives (5x base salary for CEO and 3x for the other named executive officers)
✓ “Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company
✓ Shareholder-approved short-term and long-term incentive plans
✓ Use of targeted performance metrics to align pay with performance
✓ Different metrics are used for short- and long-term incentive plans

What We Do Not Do
× We do not allow hedging or pledging of our common shares
× We do not provide excise tax gross-ups on perquisites or in named executive officer severance agreements
× We do not have single-trigger vesting
× We do not re-price stock options and do not issue discounted stock options
× We do not provide excessive perquisites
× We do not have employment agreements for our named executive officers

Pay-for-Performance

    Our compensation program is designed to link pay and performance, which we believe has been demonstrated by the strong level of shareholder support we have received for our compensation program over the last few years. A significant portion of the compensation of our named executive officers is equity based, which we believe aligns our executives’ interests with the interests of our shareholders.

Shareholder Support of Named Executive Officer Compensation
2017	97%
2016	96%
2015	93%

    The Company’s incentive compensation program for executives is designed to link compensation with the full spectrum of our business goals, some of which are short term, while others take several years or more to achieve. The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives:

    Our incentive compensation program payouts for plan years ending in 2017 were aligned with performance:

●	There was a 136.8% payout under the annual cash incentive plan, reflecting strong performance that exceeded the performance targets for 2017; and
●	There was a 55.2% payout for 2015-2017 performance-based restricted stock units, reflecting challenging markets and below target performance in 2015 and 2016, partially offset by improved performance in 2017.

2017 Annual Cash Incentive Plan Payout	2015-2017 Performance-Based RSU Cycle

See pages 37 to 42 of the Proxy Statement for more details on the annual cash incentive plan and the 2015-2017 performance-based restricted stock units.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “we,” or “us”), in connection with the 2018 Annual Meeting of Shareholders to be held on May 8, 2018, at 10:00 a.m. local time at 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date this Proxy Statement and proxy card will be first sent or given to our shareholders is March 19, 2018.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 12 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2019 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

At a meeting on February 9, 2018, the Board approved a resolution waiving for Joseph W. Ralston the Board’s policy that a Director may not stand for election to the Board after reaching age 72. Mr. Ralston has served as Lead Director since 2011 and the Board concluded that the Company would benefit from his continued service as a Director due to his extensive knowledge of the Company, leadership skills and experience with shareholder outreach.

At its meeting on February 9, 2018, the Board also approved a resolution, based on the recommendation of the Nominating and Corporate Governance Committee, nominating the 12 individuals set forth below to be elected Directors at the 2018 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2019 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees, except Elizabeth A. Harrell, previously was elected as a Director by our shareholders. General Harrell was recommended to the Nominating and Corporate Governance Committee to serve as a Director by our independent Lead Director. Each of the nominees listed below has consented to serve as a Director if elected.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES BELOW.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2018.

Maria A. Crowe Age: 58 Director since 2014

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, a position she held from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982, and previously served as its Senior Vice President of Global Drug Products from 2009 to 2012.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Ms. Crowe chairs our Nominating and Corporate Governance Committee and is a member of our Compensation Committee.

Elizabeth A. Harrell Age: 64 Director since 2017

Business Experience

General Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. During her military career, she held a wide range of positions in the United States, Germany and South Korea specializing in aircraft fleet maintenance and sustainment. After her retirement from the Air Force, General Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems, and technical services, until 2012.

General Harrell is a member of the advisory board for the Museum of the U.S. Air Force and has served on the General Electric Corporation Senior Advisory Committee for its Internal Veterans’ Network.

Qualifications

General Harrell’s extensive knowledge in aerospace technology, global supply chain management and government relations strongly align with the Company’s growth priorities and are valuable to her service as a member of the Board.

General Harrell is a member of our Audit Committee and Nominating and Corporate Governance Committee.

Richard G. Kyle Age: 52 Director since 2013

Business Experience

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 as Vice President of Manufacturing and was named President of the Aerospace and Mobile Industries segments in 2008. In 2012, he was named Group President with responsibility for the Aerospace and Steel segments as well as engineering and technology. In 2013, Mr. Kyle was named Chief Operating Officer, Bearings and Power Transmission.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and as a member of its Audit, Executive Compensation and Financial Policy committees.

Qualifications

Mr. Kyle has significant experience in global manufacturing organizations and has demonstrated the ability to lead change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective, provide valued skills to the Board.

John A. Luke, Jr. Age: 69 Director since 1999

Business Experience

Mr. Luke served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation (“MWV”), a leading global producer of packaging and specialty chemicals, from the merger of Mead and Westvaco in 2002 until his retirement in 2015. Prior to his retirement, Mr. Luke led the process that resulted in MWV merging with Rock-Tenn Company to form WestRock Company, which created the second largest packaging company in the industry. Mr. Luke has served as a director of The Bank of New York Mellon Corporation since 2007, MWV from 2002 to 2015, WestRock Company since 2015 and Dominion Midstream GP, LLC since 2017.

Qualifications

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities. Mr. Luke brings perspective gained from serving on several corporate boards, including as Non-Executive Chairman of WestRock Company, a member of the Corporate Governance and Nominating and Audit Committees of The Bank of New York Mellon Corporation and Chair of the Conflicts Committee of Dominion Midstream GP, LLC.

Mr. Luke chairs our Compensation Committee and is a member of our Nominating and Corporate Governance Committee.

Christopher L. Mapes Age: 56 Director since 2014

Business Experience

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013 and has been President and Chief Executive Officer since December 2012, after serving as Chief Operating Officer beginning in 2011. From 2004 to 2011, he served as Executive Vice President of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, where he led the expansion and execution of the global strategy for its electrical products. Mr. Mapes has been a director of Lincoln Electric Holdings, Inc. since 2010.

Qualifications

As a seasoned executive with extensive experience leading global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

Mr. Mapes is a member of our Audit Committee and Compensation Committee.

James F. Palmer Age: 68 Director since 2015

Business Experience

Mr. Palmer served as the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems and technical services, from March 2007 until February 2015 and as a Corporate Vice President of Northrop Grumman until his retirement in July 2015.

Qualifications

Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the chief financial officer of multiple large publicly traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well-qualified to serve as a member of the Board.

Mr. Palmer is a member of our Audit Committee and Compensation Committee.

Ajita G. Rajendra Age: 66 Director since 2014

Business Experience

Mr. Rajendra is Chairman and Chief Executive Officer of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment. He has held the position of Chairman since 2014, and has been President and Chief Executive Officer since 2013. Mr. Rajendra previously served A. O. Smith Corporation as President and Chief Operating Officer from 2011 to 2012 and as Executive Vice President from 2006 to 2011.

Qualifications

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and serves on its Investment Policy Committee, and has been a director of Donaldson Company, Inc. since 2010, where he is a member of the Audit Committee and Human Resources Committee. Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

Mr. Rajendra is a member of our Audit Committee and Compensation Committee.

Joseph W. Ralston Age: 74 Director since 2003

Business Experience

General Ralston has served as Vice Chairman of The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. General Ralston completed a distinguished 37-year Air Force career as Commander, U.S. European Command and Supreme Allied Commander Europe, NATO in 2003. Previously, General Ralston served as Vice Chairman of the Joint Chiefs of Staff, the nation’s second highest-ranking military officer. General Ralston has served on the boards of Lockheed Martin Corporation since 2003 and URS Corporation from 2003 until 2014.

Qualifications

General Ralston’s experience in the private sector, combined with his distinguished military career, provides our Board with unmatched expertise across a range of complex operational, human resources, supply chain/logistical and other issues facing a global corporation. Based on his extensive military experience, General Ralston also provides specific insights and knowledge in the aerospace industry, which is a significant market for the Company. Additionally, General Ralston’s understanding of the political environment in Washington allows him to guide our Board on the challenges and opportunities resulting from governmental actions. General Ralston also brings the perspective of Chairman of the Classified Business and Security Committee and a member of the Ethics and Sustainability, Strategic Affairs and Executive Committees of Lockheed Martin.

General Ralston serves as our Lead Director and is a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Frank C. Sullivan Age: 57 Director since 2003

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995.

Qualifications

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a chief financial officer. In addition, as a chief executive officer and director of a multinational company, Mr. Sullivan brings invaluable executive experience on a wide array of issues, including strategic planning and the evaluation and execution of merger and acquisition opportunities.

Mr. Sullivan chairs our Audit Committee and is a member of our Nominating and Corporate Governance Committee.

John M. Timken, Jr. Age: 66 Director since 1986

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with important input in evaluating and making important capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Mr. Timken serves as independent Chairman of the Board.

Ward J. Timken, Jr. Age: 50 Director since 2002

Business Experience

Mr. Timken is Chairman, Chief Executive Officer and President of TimkenSteel, a leader in customized alloy steel products and services, a position he assumed in 2014. TimkenSteel was previously a subsidiary of the Company that became an independent public company pursuant to the Spinoff that was effected on June 30, 2014. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with each of our businesses, along with his deep understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Jacqueline F. Woods Age: 70 Director since 2000

Business Experience

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods has served on the board of The Andersons, Inc. since 1999. Ms. Woods was formerly a director at School Specialty, Inc. until 2013.

Qualifications

Ms. Woods’ extensive executive management experience enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings perspective gained from her service as a member of other corporate boards, including serving as a member of the Audit and Compensation and Leadership Development Committees of The Andersons, Inc.

Ms. Woods is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has determined that the following Director nominees meet those independence standards: Maria A. Crowe, Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Joseph W. Ralston, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our General Counsel. Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

●	competing against the Company;
●	holding a significant financial interest in a company doing business with or competing with the Company;
●	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;
●	using for personal gain any business opportunities that are identified through a person’s position with the Company;
●	using the Company’s property, information or position for personal gain;
●	using the Company’s property other than in connection with our business;
●	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
●	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders. Additionally, the Nominating and Corporate Governance Committee would review and approve or ratify any transaction required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2017, there were eight meetings of the Board of Directors, eight meetings of its Audit Committee, five meetings of its Compensation Committee and three meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served that were held following each Director’s appointment to the Board and their respective committees. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and, in 2017, all members then serving attended the meeting. At each regularly scheduled meeting of the Board of Directors, the independent Directors also met separately in executive session.

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014. In addition, the independent Directors have designated Joseph W. Ralston as Lead Director.

The Chairman oversees the planning of the annual Board calendar and, with the CEO, in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chairman and CEO. With limited exceptions, these roles have been separate for over 80 years. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

The Lead Director’s duties may include: (a) developing agendas for, and presiding over, the executive sessions of the independent Directors; (b) reporting the results of the executive sessions to the CEO and Chairman; (c) providing feedback as required to the other Directors on the issues discussed with the CEO and Chairman; (d) serving as a liaison with the CEO, Chairman and independent Directors; (e) presiding at all meetings of the Board at which the Chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent Directors; and (j)  ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

Director Compensation

Directors who are not Timken employees receive an annual retainer fee, annual committee fees and an annual equity award. The independent Chairman, the Lead Director and each committee chairperson receive additional retainer fees. No employee Directors receive any additional compensation for their service as Directors.

Cash Compensation

Each nonemployee Director who served in 2017 was paid at the annual rate of $80,000 for services as a Director. In addition to base compensation, the Lead Director receives an annual fee of $30,000 and the independent Chairman receives an annual fee of $100,000. The following fees were paid for serving on a committee of the Board in 2017.

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating & Corporate Governance	$17,500	$7,500

Equity Compensation

Each nonemployee Director serving at the time of our 2017 Annual Meeting of Shareholders on May 9, 2017 received a grant of 2,510 restricted shares that vest after one year under The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Long-Term Incentive Plan”). Upon a Director’s initial election to the Board, each new nonemployee Director receives a grant of 2,000 restricted shares under the Long-Term Incentive Plan, which vest one-fifth annually from the date of grant. Elizabeth A. Harrell received such a grant during 2017. Dividends are paid in cash on restricted shares during the vesting period or can be reinvested in shares.

Holding Requirement

The Compensation Committee of the Board of Directors has adopted share ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $80,000, or the equivalent of $400,000 worth of common shares. Directors must meet this requirement within five years of becoming a director of the Company. In determining whether the Director has met his/her individual ownership target, the Company considers shares owned by the Director, including restricted shares still subject to forfeiture. As of December 31, 2017, all of our Directors other than Mr. Palmer and General Harrell had met their share ownership requirement. Mr. Palmer joined the Board in August 2015 and General Harrell joined the Board in August 2017 and they are both on track to achieve the ownership requirement within the five-year time frame.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash fees until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The amount deferred can be invested in a cash fund or the Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate based on the prime rate plus one percent. If invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to the dividend equivalents or reinvest such amounts in Company shares.

2017 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2017:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
Maria A. Crowe	$95,000	$120,229	$4,249	$219,478
Elizabeth A. Harrell	$42,708	$91,000	$1,080	$134,788
John A. Luke, Jr.	$105,000	$120,229	$2,965	$228,194
Christopher L. Mapes	$102,500	$120,229	$3,821	$226,550
James F. Palmer	$102,500	$120,229	$4,461	$227,190
Ajita G. Rajendra	$102,500	$120,229	$4,033	$226,762
Joseph W. Ralston	$142,500	$120,229	$2,965	$265,694
Frank C. Sullivan	$117,500	$120,229	$2,965	$240,694
John M. Timken, Jr.	$180,000	$120,229	$2,965	$303,194
Ward J. Timken, Jr.	$80,000	$120,229	$2,965	$203,194
Jacqueline F. Woods	$95,000	$120,229	$2,965	$218,194

(1)	Richard G. Kyle, our President and Chief Executive Officer (“CEO”), is not included in this table as he is an employee of the Company and receives no compensation for his services as a Director.

(2)	The amount shown for each Director other than General Harrell includes the grant date fair value of the award of 2,510 common shares made on May 9, 2017. These shares vest 100% one year following the grant date. General Harrell received a grant of 2,000 restricted shares (as further described above) upon becoming a nonemployee Director on August 1, 2017. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(3)	All other compensation reflects cash dividends paid to the Director for unvested restricted shares for 2017.

As of December 31, 2017, unvested restricted shares were owned as follows:

Name	Unvested Restricted Shares
Maria A. Crowe	3,310
Elizabeth A. Harrell	2,000
John A. Luke, Jr.	2,510
Christopher L. Mapes	3,310
James F. Palmer	3,710
Ajita G. Rajendra	3,310
Joseph W. Ralston	2,510
Frank C. Sullivan	2,510
John M. Timken, Jr.	2,510
Ward J. Timken, Jr. (1)	2,510
Jacqueline F. Woods	2,510

(1)	Additionally, Ward J. Timken, Jr. has unvested option awards (23,000) and vested and unexercised option awards (462,700) earned from his previous role as an employee and executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of Frank C. Sullivan (Audit Committee Chairman), Elizabeth A. Harrell, Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra and Joseph W. Ralston. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that Frank C. Sullivan and James F. Palmer qualify as Audit Committee financial experts.

The Audit Committee’s charter is available on the Corporate Governance section of our website at www.timken.com/about/governance-documents.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Compensation Committee Chairman), Maria A. Crowe, Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers included in the 2017 Summary Compensation Table, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon recommendations made by the CEO regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Vice President – Compensation and Benefits. The meetings regularly are attended by the Chairman of the Board, the CEO, Executive Vice President – Human Resources, General Counsel, and the Vice President – Compensation and Benefits. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board. Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for executive officers and, from time-to-time, to review the compensation of Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. In January 2016, WTW was created by the merger of Willis Group Holdings and Towers Watson. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 20 years.

With respect to Director compensation, as stated above, the Compensation Committee periodically engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal 2017, WTW was paid $226,000 for the executive and director compensation consulting services it provided to the Compensation Committee. Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $2.5 million for actuarial, pension administration and other services (including health benefits, broad-based compensation, human capital, investment advisory and international consulting). Of the $2.5 million in fees incurred in 2017 for other professional consulting services, approximately $1.95 million related to retirement consulting and outsourcing pension administrative services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the possibility that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and director compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by WTW.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. At the end of each year, the Compensation Committee reviews the performance of the executive officers and potential successors. The Compensation Committee’s succession planning activities are discussed with the full Board in executive session.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at www.timken.com/about/governance-documents. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis – Determining Compensation for 2017” on page 33.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Joseph W. Ralston, Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Board member recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

The Nominating and Corporate Governance Committee’s charter is available on the Corporate Governance section of our website at www.timken.com/about/governance-documents.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on the Corporate Governance section of our website at www.timken.com/about/governance-documents.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our Proxy Statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2019 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 19, 2018 and no later than November 19, 2018 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Corporate Governance Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. Among the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance are the following:

✓	Strongly independent Board (10 of 12 Directors are independent);
✓	Independent Chairman of the Board and Lead Director;
✓	Declassified Board – all Directors are elected annually;
✓	Annual Board, Committee and Director evaluations;
✓	Commitment to Board refreshment and diversity – 5 new independent Directors since 2014;
✓	Shareholder proxy access with 3/3/20/20 parameters;
✓	Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board;
✓	Over-boarding policy limits the number of public company boards a Director can serve on;
✓	Special Meetings may be called by shareholders holding 25% of the Company’s common shares;
✓	“Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company; and
✓	Stock ownership requirements for Directors and executive officers.

Additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, product technology, innovation, information technology and cybersecurity, facilities and operations, supply chain and legal matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Com munications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2018, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2017 Summary Compensation Table on page 48 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of Common Shares

Name	Sole Voting or Investment Power(1)		Shared Voting or Investment Power	Aggregate Amount(1)		Percent of Class

William R. Burkhart	17,315		0	17,315		*

Carolyn E. Cheverine	0		0	0		*

Christopher A. Coughlin	263,582		0	263,582		*

Maria A. Crowe	11,750		0	11,750		*

Philip D. Fracassa	129,526		0	129,526		*

Elizabeth A. Harrell	2,000		0	2,000		*

Richard G. Kyle	491,807		0	491,807		*

John A. Luke, Jr.	59,159		0	59,159		*

Christopher L. Mapes	13,050		0	13,050		*

Ronald J. Myers	45,420		0	45,420		*

James F. Palmer	8,095		0	8,095		*

Ajita G. Rajendra	11,140		0	11,140		*

Joseph W. Ralston	53,131		0	53,131		*

Frank C. Sullivan	44,932		0	44,932		*

John M. Timken, Jr.	589,095	(2)	911,899	1,500,994	(2)	1.93%

Ward J. Timken, Jr.	949,462		5,043,854	5,993,316		7.71%

Jacqueline F. Woods	19,228		0	19,228		*

All Directors, nominees for Director and executive officers as a group(3)	2,708,692		5,955,753	8,664,445		11.15%

  * Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options and Time- based Restricted Stock Units (a)	Vested Deferred Restricted Shares (b)	Deferred Common Shares (b)

William R. Burkhart	0	0	0

Carolyn E. Cheverine	0	0	0

Christopher A. Coughlin	189,267	0	0

Maria A. Crowe	0	0	0

Philip D. Fracassa	94,436	0	0

Elizabeth A. Harrell	0	0	0

Richard G. Kyle	408,574	0	0

John A. Luke, Jr.	0	0	0

Christopher L. Mapes	0	0	0

Ronald J. Myers	30,774	0	0

James F. Palmer	0	0	0

Ajita G. Rajendra	0	0	0

Joseph W. Ralston	0	0	12,000

Frank C. Sullivan	0	2,000	0

John M. Timken, Jr.	0	0	0

Ward J. Timken, Jr.	485,700	0	0

Jacqueline F. Woods	0	0	2,500

(a)	Includes shares that the individual named in the table has the right to acquire on or before March 1, 2018 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,208,751 shares on or before March 1, 2018 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under the Director Deferred Compensation Plan. Restricted shares can no longer be deferred.

(2)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)	The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 17 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2018, unless otherwise indicated below.

Beneficial Owner	Number of Shares	Percent of Class

Timken family(1)	9,326,059	12.00%

The Vanguard Group(2)	6,401,062	8.29%

BlackRock, Inc.(3)	5,734,858	7.40%

Southern Sun Asset Management LLC(4)	4,187,069	5.39%

(1)	Members of the Timken family, including John M. Timken, Jr. and Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 9,811,759 of our common shares, which includes 485,700 shares that Ward J. Timken, Jr. has the right to acquire on or before March 1, 2018. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, holds 4,982,044 of these shares, representing 6.41% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr. and William R. Timken, Jr. are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family regarding the 9,811,759 common shares and, accordingly, the members of the Timken family shall not be deemed a “group” for purposes of Rule 13d-3 under the 1934 Act with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of our common shares as to which such member does not have sole or shared voting or investment power.

(2)	A Schedule 13G/A filed with the SEC on February 9, 2018, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 36,886 shares, sole investment power over 6,401,062 common shares and aggregate beneficial ownership of 6,440,867 common shares.

(3)	A Schedule 13G/A filed with the SEC on January 23, 2018, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, indicated that it has sole voting power over 5,446,531 common shares and sole investment power over 5,734,858 common shares.

(4)	A Schedule 13G filed with the SEC on February 14, 2018, by Southern Sun Asset Management LLC, 175 Toyota Plaza, Suite 800, Memphis, TN 38103, indicated that it has sole voting power over 3,877,815 common shares and the sole investment power over 4,187,069 common shares.

PROPOSAL NO. 2: SHAREHOLDER ADVISORY VOTE TO

APPROVE OUR NAMED EXECUTIVE OFFICER

COMPENSATION

We believe that our compensation programs for our named executive officers:

●	align the interests of executive management with those of our shareholders;
●	reward executive management for sustained, strong business and financial results; and
●	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2018 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2019 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section provides a summary of our executive compensation program, key compensation decisions, and performance targets and results for our incentive plans in which our named executive officers participated for the year ending December 31, 2017. For 2017, our named executive officers (or “NEOs”) were:

●	Richard G. Kyle, President and CEO
●	Philip D. Fracassa, Executive Vice President, Chief Financial Officer
●	Christopher A. Coughlin, Executive Vice President, Group President
●	Carolyn E. Cheverine, Executive Vice President, General Counsel and Secretary
●	Ronald J. Myers, Executive Vice President, Human Resources
●	William R. Burkhart, former Executive Vice President, General Counsel and Secretary

Ms. Cheverine was hired as our new Executive Vice President, General Counsel and Secretary effective as of May 30, 2017. Mr. Burkhart resigned from his position as Executive Vice President, General Counsel and Secretary effective as of May 29, 2017 and remained employed by the Company as an advisor until August 11, 2017.

Executive Compensation Philosophy

We design our executive compensation plans and program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Objectives

Our executive compensation program is designed to:

●  Align the interests of our executives and shareholders

●  Reward for sustained, strong business results

●  Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

●  Recognizing that people are our most important asset

●  Rewarding results linked to both short- and long-term performance (pay-for-performance)

●  Positioning our pay to be competitive in the marketplace

●  A focus on increasing shareholder value

2017 Performance

Timken performed well in 2017, both year-over-year and as compared against the global bearing industry and its industrial peers. We profitably grew the Company in 2017, increasing revenue 12.5% to $3 billion. We achieved earnings per diluted share of $2.58 and adjusted earnings per diluted share of $2.63[2], up approximately 45% and approximately 23%, respectively, from the prior year.

We achieved these results through the disciplined execution of our strategy, which is focused on driving organic growth in our core business by leading in product technology, innovation and customer service; improving our business performance and expanding margins through operational excellence initiatives; and deploying our cash flow and capital to drive strong returns for our investors.

In 2017, we strengthened our global leadership position in tapered roller bearings and grew our offering in industrial bearings. We also significantly expanded our mechanical power transmission portfolio and geographic reach, completing three acquisitions during the year. The acquisitions of Torsion Control Products, Groeneveld Group and PT Tech advanced our position in industrial couplings and lubrication systems and introduced industrial clutches and brakes to the Timken portfolio. Our majority-owned subsidiary, Timken India Ltd., also entered into a definitive agreement to acquire ABC Bearings Ltd. to strengthen our position in the growing India bearing market. This transaction is expected to close in the first half of 2018.

[2]	See Appendix A for reconciliation of adjusted EPS to its most comparable GAAP equivalent.

Our commitment to creating long-term shareholder value is reflected in our disciplined approach to capital allocation. In 2017, the Company generated net cash from operations of $236.8 million and returned approximately $83 million through dividends. In addition, we repurchased nearly 1 million shares, or approximately 1.2% of our outstanding shares; invested approximately $105 million in capital expenditures to grow and improve our business; and spent approximately $350 million on three acquisitions. The approach has created shareholder value by delivering a TSR of 26.8% in 2017, higher than the S&P 500 index and only slightly below our peer median over the same period. Over the past 10 years, our average annual TSR exceeds both the S&P 500 index and our peer median. Additionally, we increased and paid out our 382nd consecutive quarterly dividend, continuing one of the longest active streaks on the NYSE. We also improved our ROIC year-over-year.

*Total Shareholder Return for the Company was calculated on an annualized basis, assumes quarterly reinvestment of dividends and takes into account the value of TimkenSteel common shares distributed in the Spinoff.

**See page 32 for the companies that are included in the compensation peer group for 2017.

Our above-target annual cash incentive compensation plan payout for 2017 reflects Timken’s accomplishments and strong performance for the year, as measured by the financial and operational metrics discussed throughout the Compensation Discussion & Analysis (“CD&A”). Our below-target payout for 2015-2017 performance-based restricted stock units reflects challenging markets and below target performance in 2015 and 2016, partially offset by improved performance in 2017. See page 38 for details on annual cash incentive award decisions, and the “2017 Long-Term Incentive Decisions” section on page 40 for details on long-term incentive award payouts. Overall, executive compensation for 2017 reflects our compensation objectives and our strong operating performance, demonstrating a long-standing commitment to pay our executives based upon the performance they deliver.

2017 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 33 for details)

●  Executive compensation program objectives and philosophy

●  Financial performance

●  CEO recommendations for other NEOs

●  Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value

●  Shareholder input including “say-on-pay” vote

●  Advice of independent outside compensation consultant

●  Market pay practices

●  Current and historical compensation

Program Updates Implemented at the Beginning of 2017

2017 Compensation Peer Group

For fiscal year 2017, we removed Lincoln Electric Holdings, Inc. (“Lincoln Electric”) and Joy Global Inc. (“Joy Global”) from our compensation peer group and replaced them with Carlisle Companies Incorporated and Dana Incorporated. Joy Global was removed due to the announcement that it would be acquired by Komatsu Ltd. and Lincoln Electric was removed because Mr. Mapes, a member of our Compensation Committee, is the Chairman, President and Chief Executive Officer of Lincoln Electric.

Stock Ownership Guidelines

To better align with common market practice, as of January 1, 2017, the design of the share ownership requirement was revised so that an individual needs to hold a multiple of the cash retainer for Directors and a multiple of base salary for NEOs (rather than a fixed share ownership requirement).

Key 2017 Compensation Decisions (see page 36 for details)

The compensation decisions outlined below demonstrate the multiple factors guiding our compensation decisions.

Base Salary

●  CEO: Mr. Kyle did not receive a base salary increase in 2017. His last base salary increase was in May 2014 to reflect his appointment as President and CEO of the Company.

●  Other NEOs: Mr. Fracassa received a base salary increase of 3% in March 2017. Mr. Myers was appointed to Executive Vice President, Human Resources in November 2017 and he received base salary increases totaling 20% in 2017 to align him more closely with the market and to reflect his promotion. Mr. Coughlin and Mr. Burkhart did not receive a base salary increase in 2017. Ms. Cheverine’s initial base salary was determined by considering market data for her role as well as her past experience.

Annual Cash Incentive

Based on the Company’s 2017 performance, annual cash incentive awards were paid at 136.8% for the NEOs, reflecting above-target performance for this time period and the exercise of negative discretion by the Compensation Committee to align incentive payments for the NEOs with the payouts under the Company’s corporate annual cash incentive plan.

For additional details, see the “Annual Cash Incentive” section on page 37.

Long-Term Incentives

The NEOs received target grants of nonqualified stock options, time-based restricted stock units and performance-based restricted stock units in 2017, with values ranging from approximately $0.4 million to $4.2 million.

Performance-based restricted stock units (which are based on ROIC and earnings per share (“EPS”) performance), were earned at 55.2% of target for the 2015-2017 performance period.

2018 Program Updates

●  Eliminated the financial planning allowance for NEOs.

●  Added earnings before interest and taxes (“EBIT”) margin to the annual cash incentive plan as a third metric to shift weight from quantity of earnings to quality of earnings.

●  Shifted weighting from EPS to ROIC in the long-term incentive plan to increase emphasis on return on invested capital.

CEO Pay At-A-Glance

Target pay for 2017 for Mr. Kyle was determined by the Compensation Committee after consideration of the factors described below under “Determining Compensation for 2017.” The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Further details are provided on page 33.

Elements of our executive compensation consist of base salary, annual cash incentive, long-term incentives that include restricted stock units (time-based and performance-based) and stock options, and other benefits.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated, focused and energized employees all working to achieve our strategic and financial objectives. This understanding shapes our approach to providing a competitive compensation and benefits package to our CEO and the other named executive officers.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of EBIT, ROIC and EPS, which we believe are key financial metrics that drive total shareholder return.

The Company’s Approach to Rewarding Performance

Annual Cash Incentive

●  Reward achievement of short-term individual and corporate performance goals

Time-Based Restricted Stock Units and Stock Options

●  Reward long-term value creation

●  Reinforce ownership in the Company

●  Support retention of executives

●  Align executive compensation with shareholders

Performance-Based Restricted Stock Units

●  Reward long-term financial results that drive value creation

●  Reinforce ownership in the Company

●  Align executive compensation with shareholders

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2017 consisted of base salary, annual cash incentive, long-term incentives including nonqualified stock options, time-based restricted stock units, performance-based restricted stock units and other employee benefits. Our compensation program is designed to link pay and performance.

●	Program Design: 85% of the targeted total direct compensation for Mr. Kyle and between 63% and 72% of the targeted total direct compensation for the other NEOs is comprised of incentive-based pay.

●	Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation program for executives is designed to link compensation with the full spectrum of our business goals, some of which are short term, while others take several years or more to achieve:

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance- Based Restricted Stock Units	Long-Term (Equity) Time-Based Restricted Stock Units	Long-Term (Equity) Nonqualified Stock Options

Objective	Short-term operational business priorities	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation	Long-term shareholder value creation

Time Horizon and 2017 Metrics	1 Year 80% Adjusted EBIT 20% Working capital as a percentage of sales	3 Years 80% Adjusted EPS 20% ROIC	4 Year vesting period (1/4 per year)	4 Year vesting period (1/4 per year) and 10 Year exercise period

*See “Annual Cash Incentive” section on page 37 for more details.

Other key features of our executive compensation program include:

●	Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives to those of our shareholders. See page 45 for more information.

●	Clawback provisions: The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Consideration of 2017 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2017, over 97% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2017 Annual Meeting of Shareholders.

Benchmarking Our 2017 Executive Compensation Program

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations relative to base salaries, annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviewed compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically in 2017, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to the Company’s revenue size. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2017 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2017 peer group consisted of a select group of similarly sized companies that our Compensation Committee believes are representative of the talent market in which we compete and consisted of the following companies:

Allison Transmission Holdings, Inc.	Donaldson Company, Inc.	Nordson Corporation

American Axle & Manufacturing Holdings, Inc.	Flowserve Corporation	Regal Beloit Corporation

Carlisle Companies Incorporated	IDEX Corporation	Rexnord Corporation

Colfax Corporation	ITT Inc.	Trinity Industries, Inc.

Crane Co.	Kennametal Inc.	Triumph Group, Inc.

Dana Incorporated	Meritor, Inc.	Westinghouse Air Brake Technologies Corporation

While the Compensation Committee considered peer group data in determining the general competitiveness of executive compensation, it is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 29.

Determining Compensation for 2017

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually, references competitive market data (25th to 75th percentile) for total direct compensation and, after consideration of additional factors (e.g. the executive’s responsibilities, experience level, tenure and performance in the position), may make adjustments to any element of an executive’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent members of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEOs performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for NEOs.

As part of this process, each element of compensation provided to the NEOs is compared to general market data and peer group data and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentives and long-term incentive grants) also is evaluated in relation to the total compensation of comparable positions derived from the general market data, peer group data, as well as internal equity considerations.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data, which the Compensation Committee references when determining compensation for executive officers.

In 2017, WTW’s primary areas of assistance to the Compensation Committee were:

●	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

●	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;

●	Attending and participating in meetings with the Compensation Committee, as well as briefings with the committee chairperson and management prior to meetings; and

●	Reviewing with management and the Compensation Committee materials to be used in the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted internal safeguards to ensure that its executive compensation unit, which provides support to the Compensation Committee, is maintained separately from its other business units, which provides advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2017 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 18 of the Proxy Statement.

Key Elements of the Executive Compensation Program

	Link to Program Objectives	Type of Compensation	Key Features

Base Salary	A standard compensation element in executive compensation packages, offering market competitive fixed compensation to attract and retain talent.	Cash	Provides a stable source of income.

Annual Cash Incentive	A cash-based award that encourages executives to focus on specific annual corporate performance goals.	Cash	Target incentive opportunity is set as a percentage of base salary and is paid out only if threshold performance levels are met.

Long-Term Incentive: Nonqualified Stock Options	Helps ensure that executive pay is directly linked to the achievement of the Company’s long-term objectives and promotes retention.	Long-Term Equity	Four-year vesting and ten-year exercise period; NEOs holding nonqualified stock options will only receive value if the stock price rises.

Long-Term Incentive: Performance-Based Restricted Stock Units

Requires achievement of target financial and operating metrics that further align the long-term financial interests of our executives with those of our shareholders and links compensation to building long-term shareholder value.

Long-Term Equity

Designed to reward executives for attainment of specified long-term corporate performance goals; value is delivered in equity to align with shareholder experience. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle.

Long-Term Incentive: Time-Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention.	Long-Term Equity	Four-year time vesting; value is delivered in equity to align with shareholder experience. Cumulative dividend equivalents are paid in cash upon vesting.

Retirement Benefits	An element of our benefits program that helps attract and retain executive talent.	Benefit

NEOs receive retirement benefits through several plans:

●   Qualified and nonqualified defined contribution plans*;

●   Qualified and nonqualified defined benefit plans*; and

●   Deferred compensation plan.

*See “Retirement Programs” on page 42 for NEO eligibility

Other Benefits	Keeps program competitive and provides protection for executives, where warranted.	Benefit	Perquisites are limited in amount and use.

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance.	Benefit

Agreements help protect the Company and the NEOs from risks by providing:

●   Economic stability;

●   Death or disability payments; and

●   Payments and benefits in the event of a qualifying termination, including in connection with a change in control.

Analysis of 2017 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for executive officers based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a guideline.

2017 Base Salary Decisions

●	CEO: Mr. Kyle did not receive a base salary increase in 2017. His last base salary increase was in May of 2014 to reflect his appointment as President and CEO.

●	Other NEOs: Mr. Fracassa received a base salary increase of 3% in March 2017. Mr. Myers was appointed to Executive Vice President, Human Resources in November 2017 and he received base salary increases totaling 20% in 2017 to align him closer to the market and to reflect his promotion. Mr. Coughlin and Mr. Burkhart did not receive a base salary increase in 2017. Ms. Cheverine’s initial base salary was determined by considering market data for the role as well as her past experience.

Annual Cash Incentive

The Company’s annual cash incentive provides the NEOs with the opportunity to earn compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals in the current year. For all NEOs except Ms. Cheverine, the 2017 annual cash incentive was delivered through the Senior Executive Management Performance Plan (the “SEMPP”). Ms. Cheverine’s 2017 annual cash incentive was delivered through

Linking Compensation to Performance

The Compensation Committee established adjusted EBIT as the primary performance measure because it believes this measure is closely correlated with the creation of shareholder value.

the corporate annual cash incentive plan described below.

Our SEMPP permits us to grant awards that may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Historically, in order for amounts earned under this plan to potentially qualify as “performance-based” for purposes of Section 162(m) of the Code, the Compensation Committee could exercise discretion only to reduce an award. As a result, for 2017 and prior fiscal years, performance at target levels resulted in the plan being funded above the level of the Company’s corporate annual cash incentive plans. This provided the Compensation Committee with the flexibility to determine final awards for the NEOs that were consistent with the awards made to corporate annual cash incentive plan participants, which has been the historical practice. Ms. Cheverine’s annual cash incentive for 2017 was not intended to be “qualified performance-based compensation” under Section 162(m) of the Code, however, because it was not certified by the Compensation Committee during the first 90 days of 2017.

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers (and, beginning in 2018, certain former executive officers). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions. Further details are provided on page 46.

The exemption from the Section 162(m) deduction limit for performance-based compensation was repealed in the tax reform legislation signed into law on December 22, 2017, effective for taxable years beginning after December 31, 2017, unless transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As a result, it is uncertain whether compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) will be deductible. The Compensation Committee will consider the impact of the repeal of the exemption from the Section 162(m) deduction limit for performance-based compensation when determining executive compensation for 2018.

In 2017, the Company used adjusted EBIT (based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions) and working capital as a percentage of sales as the performance measures for funding the SEMPP. Because actual performance for both measures was above target, the 2017 SEMPP was eligible to be funded at 203% of target. Mr. Kyle, as CEO, had a target award opportunity of 120% of base salary and the other NEOs had target award opportunities ranging from 55% to 75% of base salary in 2017.

Aligning Executive Annual Cash Incentives with Corporate Annual Cash Incentive Plan

Like other eligible corporate Company employees, our NEOs have the opportunity to receive an annual cash incentive award for meeting or exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the plan the NEOs (other than Ms. Cheverine in 2017) participate in, the payouts from this plan take into account payouts associated with the Company’s corporate annual cash incentive plan that covers other eligible corporate employees generally. Annual cash incentive payouts are determined by:

●   Corporate performance (measured by adjusted EBIT and working capital as a percentage of sales); and

●   Individual performance.

Specific factors that go into setting the target include consideration of prior-year results for the Company as compared to competitors’ and industrial peers’, current market conditions and outlook, acquisitions, divestitures, past targets and performance against those targets, and macro-economic factors such as currency rates.

Performance goals for the Company’s corporate annual cash incentive plan were set at the beginning of 2017. At that time, global industrial markets were still sluggish, with customers and the Company having limited visibility to future demand and currency remaining an operating headwind.

When set, the 2017 adjusted EBIT target, which was a 10% increase over actual 2016 EBIT results (using comparable exclusions), was viewed as a challenging objective for the management team by the Compensation Committee. The 2017 target for working capital as a percentage of sales was set at a level that reflects a 120 basis point improvement over 2016 actual results. Similar factors were considered when setting the 2017 target for working capital as a percentage of sales, including the impact of acquisitions, currency, mix and volume.

In addition to the performance measures outlined by the SEMPP, performance against the corporate annual cash incentive plan goals is a factor the Compensation Committee considers when determining an NEO’s annual cash incentive payout. A summary of performance and calculated payouts for 2017 annual cash incentives are shown in the section below.

2017 Annual Performance Award Decisions

The SEMPP has been used historically to maintain the tax deductibility of annual cash incentive awards to our executives. Under the SEMPP, actual performance under the two financial metrics must reach the respective minimum threshold for that portion of the SEMPP plan to be funded.

The Compensation Committee determined the actual annual cash incentive award paid to each NEO should be aligned with the calculated award, as a percentage of target opportunity, under the Company’s corporate annual cash incentive plan for other management-level employees (detailed in the charts below). As a result, the Compensation Committee exercised negative discretion as needed to reduce the NEOs’ awards to be in line with the corporate plan. Performance targets and actual performance levels for the 2017 SEMPP and corporate annual cash incentive plan are shown below:

SEMPP

	Threshold	Target	Maximum	Actual
Adjusted EBIT (80% weighting)	$190M	$283M	$367M	$314.1M (203.3% funding)
Working Capital as a % of Sales (20% weighting)	31.2%	29.0%	26.5%	28.1% (202.4% funding)

Plan Funding	80%	170%	260%	203% funding

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual
Adjusted EBIT* (80% weighting)	$198M	$283M	$367M	$314.1M (137% payout)
Working Capital as a % of Sales (20% weighting)	31.2%	29.0%	26.5%	28.1% (136% payout)

Plan Payout	50%	100%	200%	136.8% payout

*Adjusted EBIT less than $190M will result in zero payout for the plan. Between $190M and $198M, a payout under the Working Capital as a % of Sales metric is possible.

The calculated award for the 2017 corporate annual cash incentive plan was 136.8% for corporate participants. Accordingly, the 2017 cash award payout equaled 136.8% of the target opportunity for Mr. Kyle and the other NEOs, reflecting the Compensation Committee’s use of negative discretion to reduce payouts from the SEMPP to be in line with the corporate plan.

Long-Term Incentives

The Compensation Committee administers the Long-Term Incentive Plan, which was approved by our shareholders. Awards under the Long-Term Incentive Plan can be made in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. In 2017, the Company granted:

●	Nonqualified stock options that vest 25% per year over four years with a ten-year exercise period and are intended to provide value to the holder only to the extent that the share price rises above the market price of the common shares at the time the option is granted;

●	Performance-based restricted stock units require achievement over a three-year period of target financial and operating metrics that further align the long-term financial interests of our executives with those of our shareholders and links compensation to building long-term shareholder value; and

●	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or price of its common shares. In the case of stock options, the recipient recognizes value only to the extent that the share price rises above the market price of the share at the time the option is granted. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of challenging financial objectives, and the value of time-based restricted stock units is directly linked to the share price.

In each case described above, an executive generally must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types is based on a combination of market practice, internal equity considerations and the relative importance of the objectives behind each of the grants.

2017 Long-Term Incentive Decisions

For the annual grants made in February 2017, the target value to be delivered in nonqualified stock options, performance-based restricted stock units and time-based restricted stock units was 400% of the base salary midpoint for Mr. Kyle, and between 110% and 215% of the base salary midpoint for the other NEOs (except Ms. Cheverine). The allocation percentage between the three types of equity for NEOs receiving the annual grant was 30% nonqualified stock options, 50% performance- based restricted stock units and 20% time-based restricted stock units.

Driving Shareholder Return

Long-term incentive grants are intended to balance short-term operating objectives of the Company with long-term objectives by aligning the financial interests of our executives with those of our shareholders.

In determining the number of shares or options granted in 2017, the target value for each grant was converted to a number of shares or options, respectively, based on the opening share price on the day of the grant.

The Compensation Committee typically makes long-term incentive grants at the first regularly scheduled meeting of each year when the Compensation Committee determines all elements of the NEOs’ compensation for the year.

Stock Options

In 2017, our key employees (including the NEOs) received nonqualified stock options that:

●	Have an exercise price equal to the opening share price on the date of grant;
●	Will vest over a four-year period in equal amounts each year; and
●	Will expire ten years after the date of grant.

The Compensation Committee believes that these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the share price on the date of exercise exceeds the exercise price on the grant date. They are only an effective element of compensation and retention, however, if the share price grows over the term of the award. For information about the specific number of stock options awarded in 2017 to each NEO, see the “2017 Grants of Plan-Based Awards Table” on page 51.

In connection with her hiring in May, Ms. Cheverine received nonqualified stock options that have the same criteria as outlined above except that the exercise price was equal to the closing share price on the date of her grant.

Under accounting rules, nonqualified stock options are expensed over the vesting period using the Black-Scholes value on the date of grant.

Performance-Based Restricted Stock Units

In an effort to further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs other than Ms. Cheverine, who was hired after the performance-based restricted stock units were granted in 2017) that vest pending achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2017-2019 Performance-Based Restricted Stock Units Cycle

The performance objectives for performance-based restricted stock units granted in 2017 were three-year cumulative adjusted EPS and ROIC for a three-year performance period (2017-2019). The

Compensation Committee selected these metrics because it believed they are key financial metrics that highly correlate with shareholder value creation. Actual performance is calculated based on fully adjusted earnings as used for external reporting (net of taxes), with adjustments to exclude the effect of material changes in accounting principles or methods that are not reflected in the plan. For the 2017-2019 performance-based restricted stock unit cycle, the adjusted EPS target reflected 8% compound annual growth over actual 2016 EPS (using comparable exclusions). The factors that go into setting the target include consideration of the prior-years’ results for the Company as compared to competitors’ and industrial peers’, current market conditions and outlook, acquisitions, divestitures, past targets and performance against those targets and other factors. The 8% targeted increase over 2016 actual EPS was viewed as a challenging objective for the management team by the Compensation Committee, particularly in light of the recent slowdown in global industrial markets. The three-year target for ROIC reflected a 100 basis point improvement over actual 2016 ROIC. The Company’s performance targets for the performance-based restricted stock units granted in 2017 are shown in the following table:

2017-2019 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (80% weighting)	$4.15	$6.91	$8.98
ROIC* (20% weighting)	8%	10%	13%

Plan Funding	50%	100%	200%

*ROIC less than 5% will result in zero payout for the cycle.

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Results for the 2015-2017 Performance-Based Restricted Stock Units Cycle

In 2015, the NEOs, other than Ms. Cheverine (who was hired after the performance-based restricted stock units were granted in 2017), received awards of performance-based restricted stock units to cover the three-year performance cycle beginning on January 1, 2015 and concluding on December 31, 2017.

The performance objectives for performance-based restricted stock units granted in 2015 were three-year cumulative adjusted EPS (calibrated to reflect an appropriate level of growth) and ROIC for the three-year performance period. The Compensation Committee selected these metrics because it believed they are key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Actual performance is calculated to exclude:

●	the effects of certain discrete tax adjustments;
●	one-time costs associated with unplanned acquisitions and divestitures in excess of $400 million per transaction;
●	changes in tax laws or accounting principles;
●	the impact of settlement/curtailment charges related to defined benefit pension and postretirement plans; and
●	net amounts received under the U.S. Continued Dumping and Subsidy Offset Act.

At the time specific performance targets for each metric were established in 2015, the market environment was steady and Timken was performing well, reflecting modest revenue growth, solid operating margins and an increase in earnings. The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2015 were appropriately challenging but achievable. However, a significant contraction in industrial markets in the first two years of the plan challenged our customer base and negatively impacted demand for Timken products and services. Unfavorable moves in foreign currency also created another headwind for the Company. While performance improved in 2017, the challenging operating environment in 2015-2016 resulted in below-target performance for the three-year cycle and a corresponding below-target payout.

The Company’s performance goals and actual calculated results for the 2015-2017 cycle are summarized in the following table:

2015-2017 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (80% weighting)	$6.10	$8.75	$11.40	$6.35
ROIC (20% weighting)	9%	12%	15%	9.4%

Plan Funding	50%	100%	200%	55.2%

Based on actual performance, performance-based restricted stock units were earned at 55.2% of target for the 2015-2017 cycle.

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2017 to each NEO, other than Ms. Cheverine (who was hired after the time-based restricted stock units were granted in 2017), vest 25% each year over a four-year period. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded in 2017, see the 2017 Grants of Plan-Based Awards Table on page 51.

In 2014, the Compensation Committee awarded time-based restricted stock units that cliff-vested in February 2017. The Compensation Committee determined it would be unable to set meaningful multi-year performance targets for the 2014-2016 performance cycle due to the Spinoff, and believed that time-based restricted stock units would provide strong incentive for employees to remain committed to the Company during the implementation of the Spinoff. Cumulative dividend equivalents were paid in cash upon vesting.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

Retirement Programs

The Company’s retirement programs are an important element of the total compensation package to attract and retain employees, including the NEOs. Due to market changes and acquisitions, the Company maintains a variety of retirement programs (qualified and non-qualified) across the globe. The Company has been and continues to transition away from defined benefit plans and to the use of market-competitive defined contribution and employee savings plans. The Company took action several years ago to close the primary defined benefit plan in the United States to new entrants along with no longer providing executive benefit agreements to newly appointed NEOs. Depending on when an employee began employment and when a person became an officer determines in which of the programs they participate. NEOs participate in qualified plans on the same terms and conditions as other eligible salaried employees and also participate in the Company’s nonqualified retirement programs, if eligible.

Due to the varying tenure of our NEOs and the transition of our retirement plans, our NEOs participate in different programs based on their eligibility as follows:

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan	Supplemental Pension Plan		SIP Plan	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion	Excess Benefit Agreement
Richard G. Kyle			✓	✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓		✓
Carolyn E. Cheverine				✓	✓	✓
Ronald J. Myers	✓	✓		✓		✓
William R. Burkhart	✓	✓	✓	✓	✓	✓

The following is a summary of the plans in which the NEOs participate:

●	The qualified defined benefit pension plan provides for a targeted percentage of salary and annual incentive income that will continue through retirement, subject to limits on benefits and compensation imposed by the Code. During 2003, the Company moved from a defined benefit retirement program (the “Pension Plan”) to a defined contribution retirement program for eligible U.S.-based salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003.

Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). Only actual years of service are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

The benefit generally is payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. This plan allows for a lump-sum election in lieu of the annuity at the time of termination of employment. Participants may retire early with reduced benefits if they meet certain eligibility requirements, subject to reduction if benefits commence prior to age 62. As of December 31, 2017, Mr. Coughlin and Mr. Myers both were eligible for early retirement.

Mr. Burkhart did not have a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, so he ceased accumulating service under the Pension Plan after that date.

●	Nonqualified defined benefit plans provide a targeted percentage of salary and annual incentive income that will continue through retirement. There are two components to this plan:

(1)	A restoration portion, which restores benefits that would be provided under the qualified defined benefit plans were it not for limits on benefits and compensation imposed by the Code. This program is open to eligible Company employees participating in our qualified defined benefit pension plan who are affected by the limitations imposed by the Code.

(2)	Individual Excess Benefits Agreements for NEOs, which provide for a benefit based on final average earnings with offsets for other Company-provided benefits. To align with market trends, in 2014 the Company decided to limit future participation to those who already were participants.

Supplemental retirement benefits for NEOs who have an Excess Benefits Agreement will be calculated using a target benefit of 60% of Final Average Earnings, offset by any pension benefits provided by the Company as well as by an annuity that could be purchased with the NEO’s notional account balance equal to Company contributions under the core defined contribution program for eligible salaried employees (the “Core DC Program”), the Savings and Investment Pension Plan (the “SIP Plan”), which is the Company’s primary U.S.-qualified defined contribution plan for eligible salaried employees, and the non-tax qualified restoration plan for eligible salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code (the “Post-Tax Savings Plan”) accumulated with 8% annual interest.

Participating NEOs must have at least 10 years of Company service to earn the full benefit; however, Mr. Kyle must have at least 15 years of Company service. Benefits will be prorated for Company service of less than 10 years (15 years for Mr. Kyle).

This benefit vests after five years of service as an officer of the Company, with an unreduced benefit payable on or after age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62. This plan allows for a lump-sum election in lieu of an annuity.

●	The SIP Plan provides matching Company contributions of 100% match on the first 3% of employee contributions plus a 50% match on the next 3% contributed by the employee, subject to compensation and benefit limitations imposed by the Code.

●	Core DC Contribution refers to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003 (i.e., those not earning pension service). Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on the sum of an employee’s age plus years of service.

●	The Post-Tax Savings Plan is intended to restore benefits that would be provided under the U.S.-qualified defined contribution plan were it not for limits on benefits and compensation imposed by the Code. This program is open to eligible Company employees affected by the limitations imposed by the Code. Affected employees have the option each year of taking these contributions in taxable cash at the end of each year or to defer the amounts with interest credited at a market-based interest rate (currently prime + 1%).

Deferred Compensation

The Company provides to certain employees, including the NEOs, a 1996 Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Deferred Compensation Plan”) that allows them to defer the receipt, on a pre-tax basis, of a portion of their salary, employee or Company 401(k) or core defined contributions in excess of tax limits and/or incentive compensation payable in cash until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. All of the NEOs were eligible to participate in the Deferred Compensation Plan and none earned “above-market” interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.

The value of deferred compensation amounts is quantified each year and this program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual cash incentive awards or long-term incentive grants for our NEOs.

Other Benefits

The NEOs are eligible to participate in a number of benefit programs offered to certain other employees, including health, disability and life insurance programs.

The NEOs also may receive certain perquisites including financial planning and tax preparation assistance and access to corporate country club memberships (although personal expenses are not reimbursed). We have eliminated the financial planning allowance for NEOs beginning January 1, 2018.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control through severance agreements with individual executives. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity

The Company believes that providing for income continuity results in greater management stability and lower unwanted management turnover.
should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. The potential payout amounts are indicated in the “Termination Scenarios Table” on page 59.

The severance agreements do not contain an excise tax gross-up provision.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the NEOs.

In determining whether the executive had met his/her individual ownership target for 2017, the Company considered shares owned by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to forfeiture. Performance-based shares/units are not counted towards ownership until they are vested, nor are shares that are subject to unexercised options.

To better align with common market practice, as of January 1, 2017, the share ownership requirement was revised to be based on a multiple of base salary. NEOs must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after tax until the ownership requirement is met. If ownership falls below the requirement due to a decline in share price, the expectation would be to maintain net shares after tax until the ownership requirement is met. It does not require purchasing shares on the open market, but maintaining net shares on future vestings. As of December 31, 2017, all

NEOs (except Ms. Cheverine and Mr. Myers) exceeded their individual ownership target. Ms. Cheverine was hired by the Company in May 2017 and is on track to achieve her ownership requirement within the five-year time frame. Mr. Myers was appointed to Executive Vice President, Human Resources in November 2017 and is on track to achieve his ownership requirement within the five-year time frame.

2017 Requirement - Multiple of Base Salary
CEO	5x

Other NEOs	3x

Anti-Hedging/Pledging Policies

The Company has a formal policy that prohibits pledging Company common shares or hedging the economic risk related to such stock ownership.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2016 and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In 2017, the Compensation Committee discussed with WTW any changes over the last year that could impact risk. The Compensation Committee and WTW concluded that no plan changes were implemented in 2017 that would affect materially the existing risk profile of the compensation programs, and that several of our current practices effectively mitigate risk and promote performance.

Clawback Provisions

The Company maintains specific provisions regarding the recovery of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax Accounting Rules and Regulations

The Company considers the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs. Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executives) to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for performance-based compensation has not been subject to that deduction limitation. The Company had addressed the impact of Section 162(m) of the Code by obtaining shareholder approval of the SEMPP and the Long-Term Incentive Plan. In addition, it has structured certain grants under the Long-Term Incentive Plan to potentially qualify as performance-based compensation.

The Compensation Committee considered the deductibility of compensation and benefits for federal income tax purposes, along with other primary factors, when determining executive compensation practices. However, the Compensation Committee believes that tax deductibility is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not compromise its ability to design and maintain executive compensation arrangements that will attract, motivate and help retain executive talent. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

The exemption from the Section 162(m) deduction limit for performance-based compensation was repealed in the tax reform legislation signed into law on December 22, 2017, effective for taxable years beginning after December 31, 2017, unless transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As a result, it is uncertain whether compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) will be deductible. The Compensation Committee will consider the impact of the repeal of the exemption from Section 162(m)’s deduction limit for performance-based compensation when determining executive compensation for 2018.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2017 with our management. Following the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and this Proxy Statement for filing with the SEC.

John A. Luke, Jr. (Compensation Committee Chairman)

Maria A. Crowe

Christopher L. Mapes

James F. Palmer

Ajita G. Rajendra

Jacqueline F. Woods

CEO PAY RATIO

For 2017, the ratio of our CEO’s annual total compensation (“CEO Compensation”) to the median of the annual total compensation of all of our employees ((other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), commonly referred to as the “CEO Pay Ratio”, was 181 to 1. This CEO Pay Ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this CEO Pay Ratio disclosure. In this summary, we refer to the employee who received our Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was December 31, 2017 (the “Determination Date”).

For purposes of this CEO Pay Ratio disclosure, CEO Compensation was $8,603,973, which represents the total compensation reported for our CEO in the “2017 Summary Compensation Table”. Also for purposes of this CEO Pay Ratio disclosure, Median Annual Compensation was $47,462, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee, we utilized the consistently applied compensation measure of ”target total direct compensation” for the period from January 1, 2017 to December 31, 2017, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2017 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2017. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 5533 non-U.S employees who were employed in locations that individually represent less than 5% of our total global workforce (approximately 3.6% of our total global workforce of 15,216 employees as of December 31, 2017) (the “Excluded Employees”) from our Median Employee determination process to arrive at a pool of 14,663 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules, and does not exclude any employees of businesses acquired by us or combined with us. We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median Employee and determined our Median Employee’s Median Annual Compensation as described above. We did not utilize any cost-of-living adjustments for purposes of this CEO Pay Ratio disclosure.

EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs for 2017.

Name and Principal Position	Year	Salary	Equity Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Richard G. Kyle	2017	$900,000	$2,912,604	$1,248,150	$1,477,656	$1,706,000	$359,563	$8,603,973
President & CEO	2016	$900,000	$2,784,713	$1,192,862	$518,400	$1,123,000	$125,768	$6,644,743
	2015	$900,000	$2,994,254	$1,295,954	$453,600	$837,000	$162,962	$6,643,770
Philip D. Fracassa	2017	$512,500	$645,104	$275,865	$525,902	$670,000	$142,474	$2,771,845
Executive Vice President and Chief	2016	$500,000	$615,356	$263,494	$180,000	$407,000	$69,822	$2,035,672
Financial Officer	2015	$490,000	$661,327	$286,207	$152,810	$299,000	$69,107	$1,958,451
Christopher A. Coughlin	2017	$515,041	$911,535	$390,345	$528,510	$833,000	$218,798	$3,397,229
Executive Vice President, Group	2016	$515,041	$871,350	$373,013	$185,415	$515,000	$41,218	$2,501,037
President	2015	$515,041	$936,096	$405,241	$162,238	$84,000	$47,585	$2,150,201
Carolyn E. Cheverine(1)	2017	$212,500	$554,990	$370,004	$159,908	-	$21,140	$1,318,542
Executive Vice President, General
Counsel and Secretary
Ronald J. Myers	2017	$330,661	$289,106	$123,755	$248,826	$246,000	$37,617	$1,275,965
Executive Vice President, Human	2016	$291,996	$176,213	$74,960	$71,476	$150,000	$20,669	$785,314
Resources
William R. Burkhart(2)	2017	$280,990	$416,086	$178,345	$269,115	$1,410,000	$68,041	$2,622,577
Former Executive Vice President,	2016	$455,100	$398,213	$170,363	$152,914	$348,000	$59,218	$1,583,808
General Counsel and Secretary	2015	$455,100	$428,348	$185,261	$133,799	-	$75,919	$1,278,427

(1)	Ms. Cheverine joined the Company as Executive Vice President, General Counsel and Secretary on May 30, 2017.

(2)	Mr. Burkhart resigned as Executive Vice President, General Counsel and Secretary effective May 29, 2017 and remained employed by the Company as an advisor until August 11, 2017. Mr. Burkhart is included because he served as an executive officer in 2017 and his compensation qualifies him as someone who would have been among the three highest paid executive officers other than the CEO and CFO during 2017 had he still been serving as an executive officer on December 31, 2017.

3 The Excluded Employees include the following number of employees from the following countries: (a) Italy – 255 employees; (b) Brazil – 104 employees; (c) South Africa – 90 employees; (d) Mexico – 62 employees; (e) Russia – 14 employees; (f) Indonesia – 7 employees; (g) Turkey – 7 employees; (h) Israel – 4 employees; (i) Columbia – 3 employees; (j) Malaysia – 2 employees; (k) Philippines – 2 employees; (l) Viet Nam – 2 employees; and (m) Serbia – 1 employee.

(3)	For NEOs (except Ms. Cheverine) the amounts shown in this column for 2017 include the grant date fair market value of time-based restricted stock units granted in 2017. See the description of time-based restricted stock units on page 42. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2017-2019 performance cycle at target. See the description of the performance-based restricted stock units on page 40. Should performance equal or exceed the maximum goals for these performance-based restricted stock units, the grant date fair value for such awards would be: Mr. Kyle - $4,160,863; Mr. Fracassa - $920,605; Mr. Coughlin - $1,301,545; Mr. Myers - $412,685; and Mr. Burkhart - $594,085. For Mr. Burkhart, the amounts in this column for both time-based restricted stock units and performance-based restricted stock units were forfeited upon his resignation from the Company on August 11, 2017.

For Ms. Cheverine, the amount shown in this column for 2017 reflects the grant of deferred shares awarded upon her hire, which vest 100% on the fifth anniversary of the date of grant.

The amounts shown in this column are computed in accordance with FASB ASC Topic 718.

(4)	The amounts shown in this column for 2017 represent the grant date fair value of nonqualified stock options granted in 2017 (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 13 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

For Mr. Burkhart, the amount in this column was forfeited upon his resignation from the Company on August 11, 2017.

(5)	The amounts shown in this column for 2017 represent cash awards under the annual cash incentive plan for 2017 performance. For Mr. Burkhart, the Compensation Committee exercised discretion to pay him a prorated annual cash incentive plan award through August 11, 2017.

(6)	The amounts shown in this column for 2017 represent the difference between the accumulated benefit amounts shown in the 2017 Pension Benefits Table as of December 31, 2017 and those amounts calculated as of December 31, 2016. See the “2017 Pension Benefits Table” on page 55 for a description of how the amounts as of December 31, 2017 were calculated. The amounts as of December 31, 2016 were calculated in the same manner as the December 31, 2017 amounts, except that a discount rate of 4.34% was used (compared to a discount rate of 3.80% for the 2017 amounts). For 2017, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). A measurement date of December 31, 2017 was used for all NEOs.

(7)	The amounts shown in this column for 2017 are detailed in the following table:

Name	Annual Company Contribution to SIP Plan and Core DC Program (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Financial Planning Reimburse- ment	Personal Use of Company Country Club Memberships (c)	Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)
Richard G. Kyle	$21,600	$91,872	$2,526	$710	$5,852	$1,848	$232,809	$2,346
Philip D. Fracassa	$21,600	$33,669	-	$7,500	-	$848	$78,045	$812
Christopher A. Coughlin	$12,150	$19,370	$1,734	$5,071	$2,126	$1,589	$174,353	$2,405
Carolyn E. Cheverine	$8,775	-	$2,974	$7,500	-	$891	-	$1,000
Ronald J. Myers	$12,150	$5,946	$1,627	$7,500	-	$891	$8,208	$1,295
William R. Burkhart	$22,950	$18,483	$154	$850	-	$629	$22,841	$2,134

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees. “Core DC Program” refers to the core defined contribution program for eligible salaried employees. Messrs. Kyle, Fracassa and Burkhart and Ms. Cheverine participated in the Core DC Program during 2017. See the “Retirement Programs” section on page 42 for plan details.

(b)	The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.

(c)	The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2017 that were used for personal use by the NEOs. There are no incremental costs to the Company for personal use, as all such costs are borne by the NEO.

(d)	The amounts shown for spousal travel include actual and estimated incremental travel expenses when accompanying the NEO on business travel. No tax gross-ups on the imputed income are paid.

(e)	Cumulative dividend equivalents paid in cash upon vesting for time-based restricted stock units.

(f)	The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all eligible employees equal to one times their annual salary) for the portion that exceeds the Internal Revenue Service (“IRS”) pre-tax limit of $50,000. In addition, this column includes a life insurance premium that was paid by the Company in connection with a death benefit agreement for Mr. Burkhart ($1,434). The death benefit agreement was forfeited with Mr. Burkhart’s resignation from the Company on August 11, 2017.

2017 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (5)

		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G.	02/13/2017 RSUs (1)							18,350				$832,173
Kyle	02/13/2017 SEMPP (2)	$864,000	$1,836,000	$2,808,000
	02/13/2017 NQSOs (3)								117,750	$45.35	$45.55	$1,248,150
	02/13/2017 Perf RSUs (4)				4,588	45,875	91,750					$2,080,431
Philip D.	02/13/2017 RSUs (1)							4,075				$184,801
Fracassa	02/13/2017 SEMPP (2)	$307,500	$653,438	$999,375
	02/13/2017 NQSOs (3)								26,025	$45.35	$45.55	$275,865
	02/13/2017 Perf RSUs (4)				1,015	10,150	20,300					$460,303
Christopher A.	02/13/2017 RSUs (1)							5,750				$260,763
Coughlin	02/13/2017 SEMPP (2)	$309,025	$656,678	$1,004,330
	02/13/2017 NQSOs (3)								36,825	$45.35	$45.55	$390,345
	02/13/2017 Perf RSUs (4)				1,435	14,350	28,700					$650,773
Carolyn E.	05/30/2017 Def Shares (6)							11,961				$554,990
Cheverine	05/30/2017 APA (2)	$11,688	$116,875	$233,750
	05/30/2017 NQSOs (3)								35,441	$46.40	$46.40	$370,004
Ronald J.	02/13/2017 RSUs (1)							1,825				$82,764
Myers	02/13/2017 SEMPP (2)	$145,491	$309,168	$472,846
	02/13/2017 NQSOs (3)								11,675	$45.35	$45.55	$123,755
	02/13/2017 Perf RSUs (4)				455	4,550	9,100					$206,343
William R.	02/13/2017 RSUs (1)							2,625				$119,044
Burkhart(7)	02/13/2017 SEMPP (2)	$157,354	$334,378	$511,401
	02/13/2017 NQSOs (3)								16,825	$45.35	$45.55	$178,345
	02/13/2017 Perf RSUs (4)				655	6,550	13,100					$297,043

(1)	The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2017 under the Long-Term Incentive Plan. See the description of time-based restricted stock units on page 42.

(2)	The “SEMPP” amounts shown indicate possible funding levels at threshold, target and maximum performance levels under the SEMPP for 2017. The SEMPP is a shareholder-approved plan in which all the NEOs participated in 2017 except for Ms. Cheverine, who participated in the Company’s corporate annual cash incentive plan for 2017 (shown as “APA” above”). The Compensation Committee exercised negative discretion to reduce the NEOs’ 2017 awards to be in line with the corporate annual cash incentive plan. Target payout amounts for each of the NEOs under the corporate annual cash incentive plan calculation were as follows: Mr. Kyle - $1,080,000; Mr. Fracassa - $384,375; Mr. Coughlin - $386,281; Ms. Cheverine - $116,875; Mr. Myers - $181,864; and Mr. Burkhart - $196,693. See the “Annual Cash Incentive” section on page 37 for additional details.

(3)	The “NQSOs” amounts shown reflect nonqualified stock options granted in 2017. All options granted to the NEOs except Ms. Cheverine were granted on February 13, 2017 with an exercise price equal to the opening price on the date of grant. Options granted to Ms. Cheverine were granted on May 30, 2017 in connection with her being hired as Executive Vice President, General Counsel and Secretary, with an exercise price equal to the closing price on the date of grant. All options were granted pursuant to the Long-Term Incentive Plan, have a ten-year term and generally will become exercisable over four years in 25% increments on the anniversary of the date of grant.

(4)

The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the performance-based restricted stock units covering the 2017-2019 cycle granted to each NEO in 2017 under the Long-Term Incentive Plan. Threshold is reflected as the minimum payout if the EPS metric payout is zero and the ROIC metric pays at threshold. See the description of the performance-based restricted stock units on page 40.

(5)	The amounts shown reflect the grant date fair market value of time-based restricted stock units, deferred shares, nonqualified options and performance-based restricted stock units granted in 2017, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units, deferred shares and performance-based restricted stock units is the opening price of our common shares on the date of grant multiplied by the number of shares granted. The fair market value of options is determined by using the Black-Scholes model.

(6)	The “Def Shares” amount shown reflects a one-time grant of deferred shares made to Ms. Cheverine on May 30, 2017 in connection with her being hired as Executive Vice President, General Counsel and Secretary. These shares vest in full on May 30, 2022, contingent on continued employment with the Company.

(7)	The “RSUs”, “NQSOs” and “Perf RSUs” for Mr. Burkhart were forfeited upon his resignation from the Company on August 11, 2017. The Compensation Committee exercised discretion to pay him a prorated “SEMPP” award through August 11, 2017.

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 56. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Compensation Discussion and Analysis” section on page 31.

Outstanding Equity Awards at 2017 Year-End

The following table sets forth information concerning unexercised Company options and stock awards that have not vested for each of our NEOs as of December 31, 2017:

	Option Awards (1)								Equity Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($/share)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Richard G. Kyle	02/08/2010	4,275	-	$16.34	02/08/2020	02/12/2015	(2)	10,238	$503,198	-	-
	02/08/2011	17,000	-	$35.97	02/08/2021	02/11/2016	(2)	21,507	$1,057,069	-	-
	02/09/2012	26,200	-	$37.31	02/09/2022	02/11/2016	(3)	-	-	71,675	$3,522,826
	02/07/2013	30,800	-	$40.56	02/07/2023	02/13/2017	(2)	18,350	$901,903	-	-
	02/13/2014	81,600	27,200	$41.15	02/13/2024	02/13/2017	(3)	-	-	45,875	$2,254,756
	02/12/2015	55,525	55,525	$41.79	02/12/2025
	02/11/2016	45,950	137,850	$27.75	02/11/2026
	02/13/2017	-	117,750	$45.35	02/13/2017
Philip D. Fracassa	02/08/2010	10,000	-	$16.34	02/08/2020	02/12/2015	(2)	2,263	$111,226	-	-
	02/08/2011	5,600	-	$35.97	02/08/2021	02/11/2016	(2)	4,763	$234,101	-	-
	02/09/2012	6,000	-	$37.31	02/09/2022	02/11/2016	(3)	-	-	15,825	$777,799
	02/07/2013	4,500	-	$40.56	02/07/2023	02/13/2017	(2)	4,075	$200,286	-	-
	02/13/2014	14,550	4,850	$41.15	02/13/2024	02/13/2017	(3)	-	-	10,150	$498,873
	02/12/2015	12,262	12,263	$41.79	02/12/2025
	02/11/2016	10,150	30,450	$27.75	02/11/2026
	02/13/2017	-	26,025	$45.35	02/13/2017
Christopher A. Coughlin	02/08/2011	27,600	-	$35.97	02/08/2021	02/12/2015	(2)	3,200	$157,280	-	-
	02/09/2012	26,200	-	$37.31	02/09/2022	02/11/2016	(2)	6,732	$330,878	-	-
	02/07/2013	30,800	-	$40.56	02/07/2023	02/11/2016	(3)	-	-	22,425	$1,102,189
	02/13/2014	26,550	8,850	$41.15	02/13/2024	02/13/2017	(2)	5,750	$282,613	-	-
	02/12/2015	17,362	17,363	$41.79	02/12/2025	02/13/2017	(3)	-	-	14,350	$705,303
	02/11/2016	14,368	43,107	$27.75	02/11/2026
	02/13/2017	-	36,825	$45.35	02/13/2017
Carolyn E. Cheverine	05/30/2017	-	35,441	$46.40	05/30/2027	5/30/2017	(4)	11,961	$587,883	-	-
Ronald J. Myers	02/08/2011	3,800	-	$35.97	02/08/2021	02/12/2015	(2)	650	$31,948	-	-
	02/09/2012	5,100	-	$37.31	02/09/2022	02/11/2016	(2)	1,369	$67,286	-	-
	02/07/2013	5,700	-	$40.56	02/07/2023	02/11/2016	(3)	-	-	4,525	$222,404
	02/13/2014	2,925	975	$41.15	02/13/2024	02/13/2017	(2)	1,825	$89,699	-	-
	02/12/2015	3,487	3,488	$41.79	02/12/2025	02/13/2017	(3)	-	-	4,550	$223,633
	02/11/2016	-	8,663	$27.75	02/11/2026
	02/13/2017	-	11,675	$45.35	02/13/2017
William R. Burkhart	-	-	-	-	-	08/04/2014	(4)	9,663	$474,936	-	-

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant.

(2)	Time-based restricted stock units vest 25% per year over the four-year period from the date of grant.

(3)	Performance-based restricted stock units vest at the end of the three-year performance cycle, and are based on the achievement of performance requirements.

(4)	Deferred shares vest 100% on the fifth anniversary of the date of grant. To help facilitate an effective transition to Ms. Cheverine, the Compensation Committee approved an amendment to modify the original deferred share award, granted on August 4, 2014 to Mr. Burkhart, to allow it to continue to vest under the original terms following Mr. Burkhart’s resignation from the Company on August 11, 2017 as if he had remained in continuous employment. The balance of Mr. Burkhart’s unvested equity holdings were forfeited upon his resignation from the Company.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 29, 2017, which was $49.15.

2017 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2017:

	Option Awards		Equity Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

Richard G. Kyle	10,600	$149,778	94,936	$4,301,530

Philip D. Fracassa	5,000	$112,725	26,856	$1,215,414

Christopher A. Coughlin	4,275	$120,757	52,075	$2,353,996

Carolyn E. Cheverine	-	-	-	-

Ronald J. Myers	6,262	$166,157	4,861	$221,266

William R. Burkhart	66,274	$587,354	8,356	$381,981

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

(2)	Stock awards include time-based restricted stock units and performance-based restricted stock units (except for Mr. Burkhart). The value realized on vesting for performance-based restricted stock units is the number of shares that vested in 2017 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award. Amounts shown also include the impact from: (a) a one-time grant of three-year cliff vesting time-based restricted stock units that were granted by the Compensation Committee in February 2014 (for all NEOs except Ms. Cheverine) in lieu of performance-based restricted stock units (that would ordinarily be deemed to have vested in 2016), due to the Spinoff and the difficulties associated with setting meaningful multi-year performance targets; and (b) a one-time grant of deferred shares that were granted by the Compensation Committee in August 2012 that cliff vested five years from the date of grant (for Mr. Kyle, Mr. Fracassa and Mr. Coughlin).

2017 Pension Benefits Table

The age, length of service (including service as an officer of the Company), and eligibility start date of each participant can have a significant effect on his or her benefit calculation, in part because the programs have changed over time. In addition, because benefits under the Company’s defined benefit programs are based on base salary and annual cash incentive compensation for the five highest non-consecutive years (out of the final ten years), pension values can increase significantly as salary and annual cash incentive compensation increases. Annual pension values in the 2017 Summary Compensation Table also are influenced by external factors such as interest rates and changes to mortality assumptions.

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2017 (see the “Retirement Programs” section on page 42 for additional details):

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)

Richard G. Kyle (2)	Supplemental Plan	11.7	$5,690,000

	Qualified Plan	-	-

Philip D. Fracassa (2)	Supplemental Plan	12.2	$2,973,000

	Qualified Plan	-	-

Christopher A. Coughlin	Supplemental Plan	33.5	$5,036,000

	Qualified Plan	33.5	$922,000

Carolyn E. Cheverine (2)	Supplemental Plan	-	-

	Qualified Plan	-	-

Ronald J. Myers	Supplemental Plan	35.6	$452,000

	Qualified Plan	35.6	$1,048,000

William R. Burkhart (3)	Supplemental Plan	22.8	$4,199,000

	Qualified Plan	9.3	$226,000

(1)	The “Present Value of Accumulated Benefit” is the present value as of December 31, 2017 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62 (except Mr. Burkhart). Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 3.80% discount rate and mortality assumptions according to the MP-2017 Mortality Table. Benefits were determined assuming no probability of termination, retirement, death or disability before age 62. For 2017, the Code pay limit was $270,000 and the maximum benefit was $215,000.

See Note 14 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017 for additional details about the assumptions used to determine fair value.

(2)	Because neither Mr. Kyle nor Mr. Fracassa were employed by the Company as of December 31, 2003, they did not accumulate any service under the Qualified Plan. Ms. Cheverine is not a participant in the Supplemental Plan or Qualified Plan as these plans are closed to new entrants.

(3)	The values for Mr. Burkhart reflect actual benefit amounts due to his resignation from the Company on August 11, 2017.

2017 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2017 and the account balances as of December 31, 2017 for the NEOs:

Name	Executive Contributions in 2017 (1)	Company Contributions in 2017 (1)	Aggregate Earnings in 2017 (2)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at December 31, 2017 (3)

Richard G. Kyle	-	-	$11,304	-	$229,223

Philip D. Fracassa	-	-	$14,768	-	$299,485

Christopher A. Coughlin	-	-	-	-	-

Carolyn E. Cheverine	-	-	-	-	-

Ronald J. Myers	-	-	$9,330	-	$189,209

William R. Burkhart	-	-	-	-	-

(1)	Amounts shown as executive contributions or Company contributions in 2017 were reported in the 2017 Summary Compensation Table.

(2)	This column includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore these amounts were not included in the 2017 Summary Compensation Table.

(3)	Includes $170,592 for Mr. Kyle, $242,114 for Mr. Fracassa, and $87,237 for Mr. Myers that was previously reported as compensation in the Summary Compensation Table for prior years (or would have been if the recipient had been an NEO in such year).

The Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt on a pre-tax basis of a portion of their salary, employee or Company 401(k) or core defined contributions in excess of tax limits and/or incentive compensation payable in cash until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. For further information, see the “Retirement Programs” section on page 42.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below, involuntary termination without cause, retirement, permanent disability and death. All scenarios are assumed to have occurred on December 31, 2017.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or termination of the NEO’s employment without cause, within two years following a change in control of the Company (as defined in the Severance Agreements), each NEO will be entitled to receive payment in an amount equal to a multiple that is set forth in the table below for the respective NEO of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination or (b) the NEO’s annual base salary in effect prior to the change in control and (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs.

NEO	Change In Control Multiple	Additional Service Years
Mr. Kyle	3.0x	3 years
Mr. Fracassa	3.0x	3 years
Mr. Coughlin	3.0x	3 years
Ms. Cheverine	2.0x	2 years
Mr. Myers	1.5x	1.5 years

In addition, each NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Qualified Plan and the Supplemental Pension Plan assuming the NEO continued to earn service for the number of years designated in the Change In Control table above with annual earnings during those years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The NEO also would receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the Change in Control period designated in the table above. At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. The NEO also would be entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

All of our NEOs have entered into Severance Agreements that do not contain an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company.

If the Company terminates an NEO’s employment for cause, no benefit is payable from any of the nonqualified pension plans.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to severance equal to a multiple that is set forth in the table below for the respective NEO of the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which the NEO is terminated. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the Company. Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination without cause, with up to three years to exercise stock options.

NEO	Severance Multiple
Mr. Kyle	2.0x
Mr. Fracassa	1.5x
Mr. Coughlin	1.5x
Ms. Cheverine	1.0x
Mr. Myers	1.0x

The values shown in the table below for the retirement benefits (where eligible) are payable in the same form and manner as discussed in the narrative following the 2017 Pension Benefits Table. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on page 42, but with up to two additional years of service credit.

Retirement

“Retirement” under the Long-Term Incentive Plan (for grants made in 2017 and prior years) infers retirement with the Company’s consent, which means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee determines that such retirement is for the convenience of the Company; or (2) retirement of the NEO at or after age 62. Treatment of equity awards for NEOs who retire with the Company’s consent include normal vesting of Long-Term Incentive Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below are for NEOs who are eligible to retire under the qualified defined benefit pension plan or under an Individual Excess Benefit Agreement as of December 31, 2017 assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the pension benefits table on page 54 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 42 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. There is a five-year expiration period in the case of death for the survivor to exercise stock options.

Termination Scenarios

Mr. Kyle

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$3,960,000	$5,940,000

Equity (2)	-	-	-	$12,263,456	$10,253,093	$12,151,591

Retirement Benefits (3)	-	-	-	-	$1,214,000	$4,990,000

Other Benefits (4)	-	-	-	-	$53,000	$79,500

Total	-	-	-	$12,263,456	$15,480,093	$23,161,091

Mr. Fracassa

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$1,351,875	$2,703,750

Equity (2)	-	-	-	$2,701,866	$2,173,827	$2,677,139

Retirement Benefits (3)	-	-	-	-	-	$1,242,000

Other Benefits (4)	-	-	-	-	$39,750	$79,500

Total	-	-	-	$2,701,866	$3,565,452	$6,702,389

Mr. Coughlin

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$1,351,983	$2,703,965

Equity (2)	-	-	-	$3,839,278	$3,092,646	$3,804,291

Retirement Benefits (3)	-	-	$629,000	-	-	$161,000

Other Benefits (4)	-	-	-	-	$39,750	$79,500

Total	-	-	-	$3,839,278	$4,484,379	$6,748,756

Ms. Cheverine

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$558,000	$1,116,000

Equity (2)	-	-	-	$685,346	$612,248	$636,613

Retirement Benefits (3)	-	-	-	-	-	-

Other Benefits (4)	-	-	-	-	$26,500	$53,000

Total	-	-	-	$685,346	$1,196,748	$1,805,613

Mr. Myers

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$562,650	$843,975

Equity (2)	-	-	-	$898,194	$525,802	$709,566

Retirement Benefits (3)	-	-	$143,000	-	-	$276,000

Other Benefits (4)	-	-	-	-	$26,500	$39,750

Total	-	-	-	$898,194	$1,114,952	$1,869,291

Note: Mr. Burkhart is not reflected in the table above because he resigned from the Company on August 11, 2017. In addition to retirement benefits described in page 55, Mr. Burkhart received an award under the SEMPP, further described on page 51, and modification of his deferred share award, further described on page 53.

(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.

(2)	“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full-share awards are valued at the closing price of our common shares on December 29, 2017, which was $49.15. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements. Beginning with the Long-Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a change in control.

(3)	“Retirement Benefits” for eligible NEOs represents the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a change in control.

(4)	“Other Benefits” consists of continuation of health and welfare benefits through the severance period, with an estimated value of $16,500 per year, plus outplacement services with an estimated value of $10,000 per year.

(5)	Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement as defined in the applicable retirement plan as of December 31, 2017, and reflect the incremental present value above what they would receive at normal retirement age. As of December 31, 2017, Mr. Coughlin and Mr. Myers both were eligible for early retirement as defined in the applicable retirement plan.

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2017 regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Long-Term Incentive Plan has been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)(1)	(b)(2)	(c)(3)
Equity compensation plans approved by security holders (4)	4,366,400	$36.65	4,920,863
Equity compensation plans not approved by security holders	-	-	-
Total:	4,366,400	$36.65	4,920,863

(1)	The amount shown in column (a) includes the following: nonqualified stock options – 3,151,121; deferred shares – 117,849; performance-based restricted stock units – 772,946 (assuming payout levels at target and settlement in shares); and time-based restricted stock units – 324,484 (assuming settlement in shares).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)

The amount shown in column (c) represents common shares remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Long-Term Incentive Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2015, the Long-Term Incentive Plan was amended and restated and approved by shareholders at the annual meeting of shareholders to increase the number of common shares that may be issued to an aggregate of 13,000,000. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 2.12 (awards issued prior to May 7, 2015) / 2.6 (awards issued on or after May 7, 2015) common shares are subtracted from the maximum number of common shares available under the plan for every common share issued under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. The amount in the table assumes payout levels at target and settlement in shares for performance-based restricted stock units and settlement in shares for time-based restricted stock units. The entire amount in this column is available for future issuance other than upon the exercise of options, warrants or rights.

(4)	The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2018 fiscal year. Ernst & Young has acted as our independent accounting firm for over 100 years. We believe the long tenure of Ernst & Young’s audit relationship with us is beneficial as Ernst & Young has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of Ernst & Young is a routine matter, we do not expect any broker non-votes with respect to this matter.

Representatives of Ernst & Young are expected to be present at the 2018 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2018 FISCAL YEAR.

Auditor

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us in 2017 and 2016:

	2017	2016

Audit Fees:

Consolidated financial statements	$3,443,600	$2,925,650

New accounting standards and method changes	751,938	-

Statutory audits and SEC filings	378,000	470,156

Total Audit Fees	$4,573,538	$3,395,806

Audit-Related Fees:

Accounting consultations	-	$187,025

Employee benefit plan audits	12,150	$34,500

Total Audit-Related Fees	$12,150	$221,525

Tax Fees:

Tax compliance	$130,744	$108,200

Tax advisory and transfer pricing	577,277	354,700

Total Tax Fees	$708,021	$462,900

All Other Fees:	-	-

Total fees	$5,293,709	$4,080,231

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The Audit Committee also has discussed with our independent auditor the matters required to be discussed pursuant to Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Frank C. Sullivan (Audit Committee Chairman)
Elizabeth A. Harrell
Christopher L. Mapes
James F. Palmer
Ajita G. Rajendra
Joseph W. Ralston

OTHER INFORMATION

Admission to the Annual Meeting

For admission to the Annual Meeting, please bring your Notice of Annual Meeting of Shareholders (with your 11-digit control number) or a letter from your broker if your shares are held in street name.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

How Proxies will be Voted

On the record date of February 20, 2018, we had 77,982,665 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2018 Annual Meeting of Shareholders.

Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3, and, as to any other business as may be properly brought before the 2018 Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.

You may revoke your proxy at any time before the 2018 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2018 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2018 Annual Meeting of Shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and Directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership with the SEC, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of the copies of such reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2017, by our executive officers, Directors, or ten-percent shareholders.

Submission of Shareholder Proposals

We must receive by November 19, 2018 any proposal of our shareholders intended to be presented at the 2019 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2019 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2019 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2019 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2018 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2019 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2019 Annual Meeting of Shareholders is first made. Our proxy related to the 2019 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 4, 2019. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2017 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2018, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2017, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Carolyn E. Cheverine, Executive Vice President, General Counsel and Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720.

APPENDIX A

Reconciliation of Adjusted Earnings Per Share to GAAP Earnings Per Share

The following reconciliation is provided as additional relevant information about the Company’s performance deemed useful to investors. Management of the Company believes that the non-GAAP measure adjusted diluted earnings per share is an important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting adjusted diluted earnings per share is useful to investors as this measure is representative of the Company’s core operations.

(Dollars in millions) (Unaudited)	Twelve Months Ended December 31,

	2017	EPS	2016	EPS

Net Income Attributable to The Timken Company	$203.4	$2.58	$140.8	$1.78

Adjustments(1):

Impairment, restructuring and reorganization costs(2)	$13.1		$28.0

Acquisition related charges(3)	$9.0		$4.2

Gain on sale of real estate(4)	$(3.6)		—

Pension related charges(5)	$18.1		$67.0

CDSOA Income(6)	—		$(59.6)

Health care plan modification costs(7)	$(0.7)		$2.9

Gain on dissolution of subsidiary	—		$(0.5)

Tax Indemnification(8)	$(1.0)		—

Benefit for income taxes(9)	$(30.8)		$(13.8)

Total Adjustments	$4.1	—	$28.2	$0.35

Net Income Attributable to The Timken Company, after adjustments	$207.5	$2.63	$169.0	$2.13
Diluted Shares Outstanding	78,911,149		79,234,324

(1)	Adjustments are pre-tax, with net tax provision (benefit) listed separately.

(2)	Impairment, restructuring and reorganization charges (including items recorded in cost of products sold) relate to:

(i)	plant closures;

(ii)	the rationalization of certain plants; and

(iii)	severance related to cost reduction initiatives.

The Company re-assesses its operating footprint and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

A-1

(3)	Acquisition related charges in 2017 relate to the Groeneveld Group, Torsion Control Products, Inc., PT Tech, Inc. and EDT Corp. acquisitions, including one-time transaction costs and inventory step-up impact.

(4)	The gain on the sale of real estate relates to the sale of a manufacturing facility in South Africa and a manufacturing facility in Altavista, Virginia during the second and third quarter of 2017, respectively. These amounts were recorded in other income.

(5)	Pension related charges represent actuarial losses that resulted from the remeasurement of pension plan assets and obligations as a result of changes in assumptions. The Company recognizes actuarial (gains) and losses through earnings in connection with the annual remeasurement in the fourth quarter, or on an interim basis if specific events trigger a remeasurement. Pension related charges in 2016 also included professional fees associated with the implementation of a group annuity contract.

(6)	U.S. Continued Dumping and Subsidy Offset Act (“CDSOA”) income represents the amount of funds received by the Company from monies collected by U.S. Customs on entries of merchandise subject to anti-dumping orders that entered the U.S. prior to October 1, 2007.

(7)	Health care plan modification costs represent one-time charges associated with a redesign in medical insurance options available for active associates. In connection with the redesign, the Company elected to pay certain unused reimbursement account balances to associates impacted by the change in available options.

(8)	The tax indemnification in 2017 represents a receivable from TimkenSteel related to the settlement of certain tax liabilities and pursuant to a tax sharing agreement between the Company and TimkenSteel dated June 30, 2014. This amount was recorded in other income.

(9)	Benefit for income taxes includes the impact of discrete tax items recorded during the respective periods, including the net benefit of prior year tax matters during 2017, as well as the net tax impact on pre-tax adjustments, to reflect the use of one overall effective tax rate on adjusted pre-tax income in interim periods.

Forward-Looking Statements

Certain statements in the proxy statement that this Appendix A is attached to (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements regarding the company’s expectations regarding its organic and inorganic growth initiatives are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the inability to complete the ABC Bearings Ltd. acquisition or unexpected delay in the completion of the acquisition due to either the failure to satisfy any condition to the closing of the transaction, or the occurrence of any event, change or other circumstance that could give rise to the termination of the scheme of merger or implementation agreement; the inability to successfully integrate the newly acquired business into the company’s operations or achieve the expected synergies associated with the acquisition; and adverse changes in the markets served by the newly acquired business. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

A-2

c/o Corporate Election Services P. O. Box 3230	V O T E B Y T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do NOT send your proxy by mail.

Proxy must be signed and dated below.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and Carolyn E. Cheverine; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 4500 Mount Pleasant Street NW, North Canton, Ohio 44720, on May 8, 2018, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2018 at 10:00 a.m. The Timken Company 4500 Mount Pleasant Street NW North Canton, OH 44720-5450 Telephone: (234) 262-3000

Parking:    Shareholders attending the meeting may park in the visitor lot in front of the Corporate Office building.

Note:   If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 234-262-3000.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

1.	Election of Directors to serve for a term of one year:

Nominees:	(01)	Maria A. Crowe	(02)	Elizabeth A. Harrell	(03)	Richard G. Kyle	(04)	John A. Luke, Jr.

	(05)	Christopher L. Mapes	(06)	James F. Palmer	(07)	Ajita G. Rajendra	(08)	Joseph W. Ralston

	(09)	Frank C. Sullivan	(10)	John M. Timken, Jr.	(11)	Ward J. Timken, Jr.	(12)	Jacqueline F. Woods

	❑	FOR all nominees listed above ❑ WITHHOLD AUTHORITY to vote for all nominees listed above

	To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.

❑ FOR	❑	AGAINST	❑	ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018.

❑ FOR	❑	AGAINST	❑	ABSTAIN

❑	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE TIMKEN COMPANY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2018

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDER MEETING?

The 2018 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 8, 2018, at 10:00 a.m., at The Timken Company at 4500 Mount Pleasant Street NW, North Canton, Ohio 44720.

For admission to the Annual Meeting, please bring this notice or a letter from your broker if your shares are held in street name. For directions to the Annual Meeting, you may call 234-262-3000.

WHAT IS BEING VOTED ON AT THE SHAREHOLDER MEETING?

●

Election of twelve Directors to serve for a term of one year: Maria A. Crowe, Elizabeth A. Harrell, Richard G. Kyle, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Joseph W. Ralston, Frank C. Sullivan, John M. Timken, Jr., Ward J. Timken, Jr., and Jacqueline F. Woods.

●	Approval, on an advisory basis, of our named executive officer compensation.

●	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2018.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends that shareholders vote FOR all of the nominees, FOR approval, on an advisory basis, of our named executive officer compensation and FOR ratification of the appointment of Ernst & Young LLP as our independent auditor for the year ending December 31, 2018.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/TKR

●	2017 Annual Report

●	2018 Proxy Statement

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 26, 2018 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com, and follow the instructions provided, or

3.

Send us an email at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

To vote your shares, you can attend the Annual
Meeting of Shareholders and vote in person or
you can:
1.	Go to www.ViewMaterial.com/TKR
2.	Click on the icon to vote your shares.
3.	Enter the 11-digit Control Number (located by the arrow in the box above).
4.	Follow the instructions to record your vote.
You will be able to vote until 6:00 a.m. on May 8, 2018.